Exhibit 99.1

Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KEATING NAMED PRESIDENT AND CHIEF OPERATING OFFICER OF KAMAN CORPORATION

BLOOMFIELD, Connecticut (August 7, 2007) – Kaman Corp. (NASDAQ-GM:KAMN) today announced that Neal J. Keating will assume the role of president and chief operating officer of the company on September 17, 2007, at which time he will also become a member of the company’s Board of Directors.  Keating will assume the additional role of Chief Executive Officer on or before January 1, 2008.

Keating, 51, will succeed Paul R. Kuhn, 66, Chairman, President and Chief Executive Officer, who is scheduled to retire on February 21, 2008.  Mr. Kuhn will retain the title of Chairman until the date of his retirement.

Kuhn said, “Neal comes to Kaman with a remarkable depth of successful experience in both the aerospace and industrial distribution industries. He is a results oriented executive with a reputation for leadership and strong customer orientation.  I believe he is ideal for the task of sustaining the momentum we have achieved and leading this company forward.”

Previously, Keating was Chief Operating Officer of Hughes Supply, a $5.4 billion industrial distribution business that was recently acquired by Home Depot.  Prior to that, he was Managing Director and Chief Executive Officer of GKN Aerospace while serving as an Executive Director on the Main Board of GKN plc, and as a member of the Board of Directors of Agusta-Westland.  He started his career with Rockwell Automation, rising over a 24-year period to the position of Executive Vice President and Chief Operating Officer of Rockwell Collins Commercial Systems.

A native of Illinois, Keating received his bachelor’s degree in electrical engineering from the University of Illinois in 1977 and his Executive MBA from the University of Chicago in 1988.  He will relocate to Connecticut with his wife, Alison, and their two children, Jeremiah and Meghan.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.jones@kaman.com